Exhibit 99.1

FOR IMMEDIATE RELEASE

China Valves Technology, Inc.	CCG Investor Relations
Ray Chen, VP of Investor Relations	Crocker Coulson, President
Tel: +1-650-281-8375	Tel: +1-646-213-1915
+86-13925279478	E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net	http://www.ccgirasia.com
http://www.cvalve.com

China Valves Technology, Inc. Raises Additional $21.7 Million In Registered Direct Offering

KAIFENG, CHINA, December 31, 2009 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves" or the "Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced that the Company has entered into definitive agreements with certain accredited investors to sell in a registered direct offering an aggregate of 2,414,113 shares of its common stock at a price of $9.00 per share for gross proceeds of approximately $21.7 million. In addition, the Company will issue at closing to the investors warrants to purchase 362,116 shares of common stock, in the aggregate, at a price of $9.00 per share, exercisable for 30 days beginning on the date of the initial issuance of the warrants.

Combined with the closing of the Company’s initial registered direct offering on December 28, 2009, the Company will receive aggregate gross proceeds of approximately $24.7 million, which will be used for working capital and certain identified acquisitions.

"The gross proceeds raised in this offering will enable us to complete two near-term acquisition opportunities that we believe will be accretive in 2010 and further strengthens our confidence that we will meet or exceed our make good targets for net income and earnings per share for 2010," said Mr. Siping Fang, chairman and CEO of China Valves.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM - News), acted as the lead placement agent and Brean Murray, Carret & Co., LLC acted as co-placement agent in connection with the offering. The shares and warrants in this offering are being issued under a shelf registration statement declared effective by the Securities and Exchange Commission on December 14, 2009. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Rodman & Renshaw, LLC, 1251 Avenue of the Americas 20th Floor, New York, NY 10020 or by calling (212) 356-0502. An electronic copy of such prospectus is also available on the web site of the Securities and Exchange Commission (the "SEC") at http://www.sec.gov.

For more detailed information on this financing, please refer to the Company’s Form 8-K and related exhibits filed with the Securities and Exchange Commission on Thursday, December 31, 2009.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., and Tai Zhou Tai De Valve Co., Ltd. is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com.

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to meet make good targets for net income and earnings per share, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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